Exhibit 10.2

FMPLOYMENT AGREFMFNT

THIS EMPLOYMENT AGREEMENT made and approved by the employee and a majority of the Board of DC Brands International, Inc. as well as a majority of disinterested shareholders, effective as of the lst day of October, 2004, between DC Brands International, Inc., a corporation duly created and organized and existing under and by virtue of  the laws of the state of Colorado and having its principal office at 12600 W. Colfax Ave Suite B430 Lakewood, CO 80215 ("DC Brands International, Inc.") and Richard J. Pearce residing at 4550 Cherry Creek South Drive Unit 1813 Denver, CO 80246 ("Employee"). These addresses, unless otherwise amended in writing between the parties, shall be the addresses utilized for any and all correspondence and/or notifications between the parties as relates to this employment agreement. This agreement supersedes and controls over all previous agreements between these parties.

WITNESSETH:

WHEREAS, DC Brands International, Inc. is engaged in the Energy Drink Business, providing both products and services to customers in the United States and  Worldwide and has invested substantially in the development of products, services, systems and other confidential property, information and trade secrets, and inventions, discoveries, improvements or developments (herein called "inventions"); and

WHEREAS, DC Brands International, Inc. enters into contracts with its customers and must ensure that customer information remains confidential; and

WHEREAS, the Employee in the course of his employment has access to inventions, techniques, services, and other confidential property, information, and trade secrets of DC Brands International, Inc. and the customers of DC Brands International Inc.;

WHEREAS, the Employee acknowledges that it is essential to the conduct of DC Brands International, Inc.'s business and to the protection of the investment of its shareholders that such information be kept confidential and treated as secret:

WHEREAS, DC Brands International, Inc. desires to protect and preserve its trade secrets and confidential business information; and

WHEREAS, the Employee desires to enter the employment of, or to maintain his employment with DC Brands International, Inc.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, DC Brands International, Inc. and the Employee hereby agree:

1.	Employment - DC Brands International, Inc. hereby employs the Employee, and the Employee hereby accepts employment, upon the terms and conditions set forth in this Employment Agreement.

2.
Term and Effective Date - Subject to the provisions of termination as hereinafter provided, the term and effective date of this Employment Agreement shall be ten years and shall begin on October 1 2004 and shall terminate on October 1, 2014.

3.
Recognition of preexisting Royalty Agreement - It is hereby acknowledged accepted and agreed by the Employee, DC Brands International as well as all parties signing this document that a preexisting royalty agreement between the Employee and the previous owners of DC Brands LLC exists and the terms of such are to he honored per the terms of that agreement submitted as a true and accurate copy of the agreement that has been affixed by staple to this agreement for everyone's review prior to signing and shall be referred to as Attachment (A). It is agreed by all parties that any and all terms of this royalty agreement arc valid and shall remain in effect with the following exception.

4.
Exception to Royalty Agreement - The terms of the royalty agreement clearly detail the Employee's right to certain royalties as detailed in Attachment (A). In return for the entering into the terms of this employment agreement, the employee has agreed to forgo any royalties due and payable under the terms of Attachment (A) only up to and equal to the amount of each years salary as defined herein as to not unfairly burden the company.

5.
Example - This is to mean that providing any and all terms of compensation and other terms as detailed herein are paid in full and in a timely manner, in year one the Employee will forgo his royalties due on the first $250.000 only, in year two $350,000 only and so on through year ten per details in section 6 as detailed below, of any such royalty due under the terms of Attachment (A) after which any additional royalties due per Attachment (A) would be due and payable as per the terms of the Royalty Agreement.

6.
Compensation and Benefits - During the ten year term of this Employment Agreement, DC Brands International, Inc. shall compensate the Employee as to base salary to be paid in equal biweekly installments as follows:

Year 1:	$ 250,000 (Two Hundred Fifty Thousand Dollars)
Year 2:	$ 350,000 (Three Hundred Fifty Thousand Dollars)
Year 3:	$ 400.000 (Four Hundred Thousand Dollars)
Year 4:	$ 450,000 (Four Hundred Fifty Thousand Dollars)
Year 5:	$ 500,000 (Five Hundred Thousand Dollars)
Year 6:	$ 600,000 ( Six Hundred Thousand Dollars)
Year 7:	$ 700,000 (Seven Hundred Thousand Dollars)
Year 8:	$ 800,000 (Eight Hundred Thousand Dollars)
Year 9:	$ 900,000 (Nine Hundred Thousand Dollars)
Year 10:	$1,000,000 (One Million Dollars)

The employee may choose at his sole discretion at anytime to temporarily delay or defer the acceptance of any portion of the above stated amounts due. Should this ever take place this action will in no way whatsoever weaken or lesson the validity of any and all of the terms of this agreement but rather shall serve only to place the company in arrears with the employee as to any amounts due and payable, which shall become due and payable in full within 72 hrs (seventy two hours) after the employee requests or demands such payment in writing of any portion of or the entire amount of any and all past due monies.

The stated salary may be increased from time to time in the sole discretion of DC Brands International, Inc. without amendment to this Agreement. In addition, and also in its sole discretion, DC Brands International, Inc. may pay to the employee one (1) or more annual bonuses at such times as DC Brands International, Inc. may deem advisable; the payment and the amount of such bonus or bonuses, if any. shall be determined by the Board of Directors of DC Brands International, Inc. in its sole discretion. Employee shall also be entitled to any and all benefits generally accorded, granted, or made available to any other full time employees of DC Brands International, Inc. Additionally. DC Brands International, Inc. shall provide the Employee with the use of an automobile of his choice every two years and all related expenses during the employment term, at DC Brands International, Inc.'s expense.

Anti-dilution clause: Furthermore, Employee is currently the owner and holder of a majority of the issued and outstanding shares of the Company. As further consideration for Employee's continued employment and the other valuable promises, covenants and agreements between them, the Company agrees that upon its issuance of any additional shares for any reason whatsoever, it will cause to be issued to Employee an additional number of shares such that Employee's ownership will not, during the term of this Agreement, be less than a majority of its issued and outstanding shares. Should any type or class of preferred shares ever be issued for any reason, the employee shall have at his sole option the right and ability to have any and/or all shares converted to the same class of stock thereby gaining any special terms or preferential treatment of said preferred shares. Employee may, in his sole discretion, waive application of this/these provisions. Execution of this Agreement by the Directors of the Company and the disinterested holders of a majority of issued and outstanding shares signifies their resolution that this anti-dilution provision is necessary as a condition to Employee's continued employment and in the best interests of the Company.

7.   Title and Duties - The Employee's title shall be President and Chief Executive Officer. His particular duties shall be delineated by the Board of Directors from time to time. As President, Employee's duties shall be those customarily discharged by a person holding such office in a business corporation and shall include, but not limited to, responsibility for the management of DC Brands International, Inc.'s business affairs. As long as the Employee remains President and/or Chief Executive Officer, he shall serve as a voting member of the Board of DC Brands International, Inc.

8.   Expenses - During the term of this Employment Agreement (and any subsequent renewals or extensions of this Agreement), the Employee shall be entitled to reimbursement for such reasonable and necessary expenses as may be incurred subsequent to his duties.

9.   Death during Employment - The company shall provide at it's expense, as a benefit to the Employee, a life insurance policy on the Employee's life with a minimum death benefit of Two Million Five Hundred Thousand Dollars (2,500,000), the beneficiary of which would be 50% to DC Brands International and the beneficiary of the remaining 50% may be named by the Employee in his sole discretion. Should the employee leave or be terminated for any reason whatsoever, the employee shall at his sole discretion have any and all cash value gained in the policy paid to any party of his choosing including himself immediately upon leaving the company.

10.        Termination of Employment

(i)     DC Brands International, Inc. may, with or without cause, terminate the Employee's employment under this Employment Agreement upon written notice to the Employee, such notice to be effective ninety (90) days after receipt by the Employment. Such termination with or without cause shall require a three-quarter majority of the Board as well as a three quarter majority shareholders vote for approval purposes. In the event of such termination with or without cause, the Employee shall be entitled, at the Employee's soft; option, to be paid in full the current value of all monies and other forms of compensation owed, at that time, under this employee contract agreement throughout its then entire remaining term or to receive same on a periodic basis consistent with whatever periodic payments are owed and owing as of that time.

(ii)    DC Brands International, Inc. may, for cause, terminate the Employee's employment under this Employment Agreement upon written notice to the Employee, such notice to be effective thirty (30) days after receipt by the Employee. "For Cause" shall include willful and malicious misappropriation of customer assets for personal gain to the employee, willful and flagrant disregard of reasonable written instructions by the board of directors, involving those consistent and with the employees position and title, as determined by an independent professional arbitrator and only after not less than three written notices from the Chairman of the Board to the Employee, to follow the policies and procedures of the Board of Directors of DC Brands International, Inc.

In the event of termination "For Cause" the Employee will not be deemed to have forfeited all rights, compensation and otherwise, pursuant to this Agreement or any subsequent Agreement be same written or oral. Any attempt by the board or it's shareholders to remove the employee from office via threat of litigation which fails to meet the afore mentioned criteria will result in an immediate default settlement in triple (3X) the entire amount remaining due on Mr. Pearce's contract payable immediately by DC Brands International, Inc.

(iii)    The Employee may, with or without cause, terminate his employment under this Agreement upon written notice to DC Brands International, Inc., such notice to be effective one hundred and twenty (120) days after receipt by DC Brands International, Inc. Should the Employee voluntarily terminate his employment pursuant to this subparagraph (iii), he shall not be entitled to any compensation other than that owed or accrued as of the effective date of termination.

(iv) Within thirty (30) days after termination of this Employment Agreement by either DC Brands International, Inc. or the Employee for any reason, the Employee shall, at DC Brands International, Inc.'s sole expense, (a) return to DC Brands International, Inc.'s office in Lakewood, Colorado (b) participate in an exit interview, and (c) execute a Certificate of Conclusion of Employment, certifying that the Employee has complied with his obligations and acknowledging the Employee's continuing obligations under paragraphs 7, 8 10, and 12 of this Agreement. The Employee's failure to comply with paragraph 7 of this Agreement shall constitute a material breach of this Agreement.

11.        Restrictive Covenant - Providing that the company has remained current with respect to all terms of this agreement, during his employment with DC Brands International, Inc. and for a period of three (3) years immediately following termination of such employment, by termination of this Employment Agreement by DC Brands International, Inc. the Employee shall not, directly or indirectly, either as an individual on his own account or as a partner, joint venturer, employee, agent salesman, contractor, officer, director or stockholder or otherwise, enter into, engage in, or accept employment from any business in direct competition with the business (The Energy Drink Business) of DC Brands International, Inc., as such business now exists or as it may exist at the time of termination, anywhere in the United States ("the Restrictive Covenant"); this Restrictive Covenant specifically includes as prohibited businesses, but it is not limited to (i) furnishing services, (ii) developing product and processes, or techniques, and (iii) training individuals to engage in any business in direct competition with DC Brands International, Inc., or similar competing activities.

This Restrictive Covenant on the part of die Employee is given and made by the Employee to induce DC Brands International, Inc. to employ the Employee and to enter into this Employment Agreement with the Employee, and the Employee hereby acknowledges the sufficiency of the consideration for this Restrictive Covenant.

This Restrictive Covenant shall be construed as an agreement independent of any provision in this Agreement, and the existence of any claim or cause of action of the Employee against DC Brands International, Inc., whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by DC Brands International, Inc. of this Restrictive Covenant. DC Brands International, Inc. has fully performed all obligations entitling it to the Restrictive Covenant, and the Restrictive Covenant therefore is not executor or otherwise subject to rejection under the Bankruptcy Code.

The Restrictive Covenant is a reasonable and necessary restraint of trade and does not violate the Sherman Antitrust Act, the Colorado Antitrust Act, or the common law; it is supported by valid business interests, including the protection of DC Brands International, Inc. trade secrets and confidential business information, the protection of its relationships with customers and prospective customers, and extraordinary expenses incurred by DC Brands International, Inc. and its affiliates to recruit, train, and locate the Employee, and the one (1) year restriction is essential to the full protection of those valid business interests.

If any portion of this Restrictive Covenant is held by a court of competent jurisdiction to be unreasonable, arbitrary, or against public policy for any reason, the Restrictive Covenant shall be considered divisible as to line of business, time, and geographic area; if a court of competent jurisdiction should determine the specified lines of business, the specified period, or the specified geographic area to be unreasonable, arbitrary, or against public policy for any reason, a narrower line of business, a lesser period, or a smaller geographic area that is determined to be reasonable, non-arbitrary, and not against public policy for any reason, may be enforce by DC Brands International, Inc. against the Employee.

12.      Restrictive Covenant-Remedies - DC Brands International, Inc. and the Employee agree that, in the event of a breach by the Employee of the Restrictive Covenant set forth in paragraph 8, above, such a breach would injure DC Brands International, Inc. and would leave DC Brands International, Inc. with no adequate remedy at law, and DC Brands International, Inc. and the Employee further agree that, if legal proceedings should have to be brought by DC Brands International, Inc. against the Employee to enforce the Restrictive Covenant, DC Brands International, Inc. shall be entitled to all available civil remedies, including without limitation:

(i)
Preliminary and permanent injunctive relief restraining the Employee from violating, directly or indirectly, cither as an individual on his own account or as a partner, joint venturer, employee, agent, salesman, contractor, officer, director, or stockholder or otherwise, the restrictions of paragraph 8, above;

(ii)	Reasonable attorney's fees in the trial and appellate courts and all arbitration proceedings; and

(iii)
Costs and Expenses of investigation, litigation, and arbitration, including expert witness fees, deposition costs (appearance fees and transcript charges), injunction bond premiums, travel and lodging expenses, arbitration fees and charges, and all other reasonable costs and expenses.

(iv)
Should DC Brands International, Inc. be unsuccessful in enforcing this Restrictive Covenant, for any reason as determined by the court, Employee shall be entitled to a full recovery of all reasonable attorney's fees and costs. Nothing in this Employment Agreement shall be construed as prohibiting DC Brands International, Inc. from pursuing any other legal or equitable remedies available to it for breach or threatened breach of the Restrictive Covenant by the Employee arc not readily ascertainable as of the date of this Agreement.

If the Employee violates this Restrictive Covenant, either as an individual on his own account or as a partner, joint venturer, employee, agent, salesman, contractor, officer, director, or stockholder or otherwise, any and all sales of services by the Employee (or the partnership, joint venturer, corporation, or other entity with which he or she is associated) in competition with the services of DC Brands International, Inc. shall be conclusively presumed to have been made by DC Brands International, Inc., but for the violation of this Restrictive Covenant.

Should legal proceedings have to be brought by DC Brands International, Inc. against the Employee to enforce the Restrictive Covenant, the period of restriction shall be deemed to begin running on the date of entry of an order granting DC Brands International, Inc. preliminary injunctive relief and shall continue uninterrupted for the next succeeding one (1) year; the Employee acknowledges that such purposes and effect would be frustrated by measuring the period of restriction from the date of termination of employment where the employee failed to honor the Restrictive Covenant until directed to do so by court order. DC Brands International, Inc. and the Employee agree that, if DC Brands International, Inc. is granted preliminary injunctive relief under this Agreement, an injunction bond of no more than SI 00,000 shall be sufficient to indemnify the Employee for any costs or damages that he or she might incur if the Court ultimately determines that the Employee is wrongfully enjoined.

10.     Trade Secrets and Confidential Business Information - The Employee shall not, whether while employed by DC Brands International, Inc. or otherwise, disclose or use for the benefit of himself or herself or any other person, partnership, firm, corporation, association, or other legal entity, any of the trade secrets or confidential business information of DC Brands International, Inc..

For the purpose of this Agreement, "trade secrets" of DC Brands International, inc. shall include, but shall not be limited to, any and all proprietary and technical information of DC Brands International, Inc. in the nature of techniques, services, inventions, patents, and the like employed by DC Brands International, Inc. in the development of its services.

For the purpose of this Agreement, "confidential business information" of DC Brands International, Inc. shall include any information other than trade secrets that is (i) of any value or significance to DC Brands International, Inc. and (ii) not generally known to competitors of DC Brands International, Inc. nor intended by DC Brands International, Inc. for general dissemination outside the normal course of business, including but not limited to, lists of DC Brands International, Inc.'s current or potential customers, prospective leads or target accounts, the identity of various suppliers of products or services, pricing schedules, needs of its customers, information as to the profitability of specific accounts, and information about DC Brands International, Inc. itself and its executives, officers, directors, and employees,

13.     Trade Secrets and Confidential Business Information / Remedies - If legal proceedings should have to be brought by DC Brands International, Inc. against the Employee to enforce the confidentiality provisions of paragraph 10 of (his Agreement, the Employee recognizes, acknowledges, and agrees that DC Brands International, Inc. shall be entitled to all of the civil remedies provided by Sections 688.01 et seq. and 812.035, or appropriate Colorado Statutes, including:

a.
Preliminary and permanent injunctive relief restraining the Employee from any unauthorized disclosure or use of any trade secrets or confidential business information, in whole or in part, and from rendering any service to any person, partnership, firm, corporation, association, or other, legal entity to whom or to which such trade secrets or confidential business information, in whole or in part, has been disclosed or is threatened to be disclosed.

b.	Exemplary damages;

c.	Reasonable attorneys' fees in the trial and appellate courts and in all arbitration proceedings; and

d.
Costs and expenses of investigation, litigation, and arbitration, including expert witness fees, deposition costs (appearance fees and  transcript charges), injunction bond premiums, travel and lodging expenses, arbitration fees and charges^ and all other reasonable costs and expenses.

c.	All attorney's fees as related to the above matters

Nothing in this Agreement shall be construed as prohibiting DC Brands International, Inc. from pursuing any other legal or equitable remedies available to it for breach or threatened breach of paragraph 10 of this Agreement, and the existence of any claim or cause of action of the Employee against DC Brands International, Inc., whether predicated on this Agreement or otherwise, shall not 4 constitute a defense to the enforcement by DC Brands International, Inc. of any of the provisions of this Agreement. DC Brands International, Inc. and the Employee agree (i) that damages resulting from a breach of prohibitions of paragraph 10 by the Employee arc not readily ascertainable as of the date of this Agreement. DC Brands International, Inc. has fully performed all obligations entitling it to these prohibitions of paragraph 10 of this Agreement, and those prohibitions therefore are not executory or otherwise subject to rejection under the Bankruptcy Code.

12.     Propertv :Employee Duty to Return - DC Brands International, Inc. products, customer correspondence, internal memoranda, photocopies of products and designs, sales brochures, price lists, customer lists, any customer information, sales literature, notebooks, DC Brands International, Inc. training materials, textbooks, and all other like information or products, including all copies, duplications, replications, and derivatives of such information or products, now in the possession of the Employee or acquired by the Employee after signing this Agreement and while in the employ of DC Brands International, Inc. no later than the final date of his employment with DC Brands International, Inc.

13.     Related Inventions, Ideas, Processes, and Designs   All directly beverage industry related inventions, ideas, processes, programs, software, and designs (including all improvements) (i) conceived or made by the Employee during the course of his employment with DC Brands International, Inc. and for a period of six (6) months subsequent to the termination of such employment with DC Brands International, Inc., and (ii) related to the business of DC Brands International, Inc., shall be disclosed in writing promptly to DC Brands International, Inc. and shall be the sole and exclusive property of DC Brands International, Inc. The Employee shall cooperate with DC Brands International, Inc. and its attorneys in the preparation of patent and copyright applications for such developments and shall promptly assign all such inventions, ideas, processes, and designs to DC Brands International, Inc. The decision to file for patent or copyright protection or to maintain such development as a trade secret shall be in the sole discretion of DC Brands International, Inc., and the Employee shall be bound by such decision.

14.     Consideration - The Employee expressly acknowledges and agrees that the execution by DC Brands International, Inc. of this Employment Agreement constitutes full, adequate, and sufficient consideration to the Employee from DC Brands International, Inc. for the duties, obligations, and covenants of the Employee under this Agreement, including by way of illustration and not by way of limitation, the agreements, covenants, obligations of the Employee under paragraph 8 and 10 of this Agreement. DC Brands International, Inc. expressly acknowledges and agrees similarly with respect to the consideration received by it from the Employee under this Agreement.

15.     Indebtedness - If, during the course of the Employee's employment under this Employment Agreement, the Employee becomes indebted to DC Brands International, Inc. for any reason whatsoever, DC Brands International, Inc. may, if it so elects, set off any sum due to DC Brands International, Inc. from the Employee and collect from the Employee any remaining balance off of the total balance owed through the full remaining tern of his contract to be collected as a reduction in his normal salary in equal amounts throughout the balance of his contract until such debt is paid. This shall be the only recourse available to the Company.

16.     Training Expenses - DC Brands International, Inc. shall pay for all reasonable training expenses incurred by the Employee while he or she is employed under this Employment Agreement.

17.     Notices - Any and all notices shall be given pursuant to this Employment Agreement; Such notices shall be in writing, shall be cither actually delivered or sent by United States mail, return receipt requested, and shall be addressed to the signatories at the addresses shown on the signature page of this Agreement.

18.     Consent to Personal Jurisdiction and Venue; Waiver of Jury Trial - The Employee hereby acknowledges personal jurisdiction and venue, for any action brought by DC Brands International, Inc. arising out of a breach or threatened breach of this Employee Agreement, exclusively in the Circuit Court in and for Jefferson County, Colorado. The Employee hereby agrees that any action brought by him, alone or in combination with others, against DC Brands International, Inc., whether arising out of this Agreement or otherwise, shall be brought in the Circuit Court in and for Jefferson County, Colorado. The Employee hereby agrees that any controversy which may arise under this Agreement would involve complicated and difficult factual and legal issues. Therefore, any action brought by DC Brands International, Inc. against the Employee or brought by the Employee, alone or in combination with others, against DC Brands International, Inc., whether arising out of this Agreement or otherwise, shall be determined by a Judge.

19.     Acknowledgments - The Employee hereby acknowledges that he has been provided with a copy of this Employment Agreement for review prior to signing it, that he has been given the opportunity to have this Agreement reviewed by his own attorney prior to signing it, that he understands the purposes and effects of this Agreement, and that he has been given a signed copy of this Agreement for his own records.

20.     Waiver -- The waiver by DC Brands International, Inc. of a breach or a threatened breach of this Employment Agreement by the Employee shall not be construed as a waiver of any subsequent breach by the Employee. The refusal or failure of DC Brands International, Inc. to enforce the Restrictive Covenant of paragraph 8 or the prohibitions of paragraph 10 of this Agreement (or any other similar agreement) against any other Employee, agent, or independent contractor, for any reason, shall not constitute a defense of the enforcement by DC Brands International. Inc. of the Restrictive Covenant of paragraph 8 or the prohibitions of paragraph 10. nor shall it give rise to any claim or cause of action by such employee, agent, or independent contractor or consultant against DC Brands International, Inc.

21.     Rule's of Construction

(a)
Entire Agreement - This Employee Agreement constitutes the entire Agreement between its signatories pertaining to the subject matters of the Agreement, and it supercedes any and all previously negotiations, preliminary agreements, and all prior and contemporaneous discussions and understandings of the signatories in connection with the subject matters of the Agreement Except as otherwise herein provided, no covenant, representation, or condition not expressed in this Agreement, or in an amendment made and executed in accordance with the provisions of the subparagraph (b) of this paragraph, shall be binding upon the signatories or shall affect or be effective to interpret, change, or restrict the provisions of this Agreement.

(b)
Amendments - No change, modification or termination of any of the terms, provisions, or conditions of this Employment Agreement shall be effective unless made in writing and signed or initialed by all signatories to this Agreement

(c)
Governing Law - This Employment Agreement shall be governed and construed in accordance with the statutory and decisional law of the State of Colorado governing contracts to be performed in their entirety in Colorado.

(d)
Separability - If any paragraph, subparagraph, or provision of this Employment Agreement, or the application of such paragraph, subparagraph, or provision, is held by a court of competent jurisdiction, the remainder of the Agreement, and the application of such paragraph, subparagraph, or provision to persons or circumstances other than those with respect to which it held invalid, shall not be affected.

(e)
Headings and Captions   The titles and captions of paragraphs and subparagraphs contained in this Employment Agreement are provided for convenience of reference only, and they shall not be considered a part of this Agreement for purposes of interpreting or applying this Agreement; Such titles or captions arc not intended to define, limit, extend, explain, or describe the scope or extent of this Agreement or any of its terms, provisions, representations, warranties, or conditions in any manner or way whatsoever.

(f)
Continuance of Agreement - The rights, responsibilities, and duties of the signatories to this Employment Agreement, and the covenants and agreements contained in this Agreement, shall continue to bind the signatories, shall continue in full force and effect until each and every obligation of the signatories pursuant to this Agreement (and any document or agreement incorporated hereby by reference) shall have been fully performed, and shall be binding upon any and all heirs, successors and or assigns of the signatories.

IN WITNESS WHEREOF, the authorized signatories representing the company have executed this Agreement the day and year first above written, 10/01/04

DC Brands International, INC.

By:	/s/ Richard J. Pearce	Date: 10/10/04
Chairman of the Board for DC Brands International, Inc.
12600 W. Colfax Ave Suite B430 Lakewood, CO 80215

EMPLOYEE

	/s/ Richard J. Pearce	Date: 10/10/04
Richard J. Pearce
4550 Cherry Creek South Drive
Denver, CO 80246